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                                                                    EXHIBIT 14.1

                             PIONEER COMPANIES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

         I. PURPOSE.

The purpose of this Code of Business Conduct and Ethics is to promote honest and ethical conduct, focus the Board of Directors and management of Pioneer Companies, Inc. on areas of ethical risk, provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the Company.

         II. SCOPE AND ADMINISTRATION.

This Code applies to all directors, officers and employees of the Company and its subsidiaries (each a "Covered Person"). This Code will be administered and interpreted by the Company's general counsel, who has been designated as the Company's compliance officer. The compliance officer is authorized to formulate and implement rules, procedures and educational programs designed to promote the effectiveness of this Code and respond to questions concerning this Code and its application to specific situations. The Company's compliance officer will report as necessary to the Audit Committee of the Board of Directors regarding compliance by officers and employees with this Code and the Director Affairs and Compensation Committee of the Board of Directors regarding compliance by non-management directors with this Code, but in each case no less frequently than annually. If questions exist with respect to this Code, they should be referred to the Company's compliance officer at the earliest possible time.

         III. CONFLICTS OF INTEREST.

Except with the prior knowledge and consent of the Company, no Covered Person will have a "conflict of interest" with the Company. A conflict of interest generally occurs when a Covered Person's private interest interferes with the interests of the Company as a whole. The following list will serve as a guide to the types of transactions and relationships that might cause a conflict of interest:

         A. Ownership by a Covered Person or any member of his or her family of more than a de minimus financial interest in any outside concern (other than a publicly traded company) that either does a material amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer, or customer, or is a competitor of the Company or any subsidiary or affiliate.

         B. Management control by a Covered Person or any member of his or her family of any outside concern that either does more than a de minimus amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer, or customer, or is a competitor of the Company or any subsidiary or affiliate.

         C. Performance by a Covered Person of services to any outside concern or



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                  individual that either does more than a de minimus amount of business, from the standpoint of either party, with the Company or any subsidiary or affiliate, whether as a supplier, dealer or customer, or is a competitor of the Company or any subsidiary or affiliate.

         D. Representation of the Company by a Covered Person in any transaction in which the Covered Person or any member of his or her family has more than a de minimus interest (other than a publicly traded company).

         E. Acceptance by a Covered Person or any member of his or her family of improper personal benefits as a result of the Covered Person's position in the Company, such as gifts of more than token value, loans to, or guarantees of obligations of, the Covered Person or any member of his or her family (other than from established banking or financial institutions), excessive entertainment, or other substantial favors from any outside concern or individual which does or is seeking to do business with, or is a competitor of, the Company or any subsidiary or affiliate.

The foregoing list is only a guide to assist Covered Persons in identifying potential conflicts of interest. The existence of a conflict of interest can be determined only upon review of the particular circumstances in the context of the Covered Person's activities within the Company. Therefore, Covered Persons are required to report promptly to the Company's compliance officer (or to the Chairman of the Audit Committee or the Director Affairs and Compensation Committee of the Board of Directors to the extent a matter seems to involve the compliance officer) any transaction or relationship of which they have knowledge that reasonably could be expected to give rise to such a conflict of interest.

For purposes of this Code, the term "family" will be deemed to include a Covered Person's spouse, parents, grandparents, children, grandchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law.

         IV. CORPORATE OPPORTUNITIES.

Covered Persons are expected to perform their duties in a manner that advances the Company's legitimate interests. Covered Persons are prohibited from:

         A. Taking for themselves personally opportunities that are discovered through the use of the Company's property or information or through their position with the Company;

         B. Using the Company's property or information or their position with the Company for their own personal gain; and

         C.       Competing with the Company.

         V. CONFIDENTIALITY.

Trade secrets and other proprietary information of the Company and its customers and suppliers, employee data, information about the Company's customers and suppliers, and all other non-public information that might be of use to the Company's competitors or harmful to the Company or its customers, if disclosed, is confidential information. Confidential information




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should be protected by all Covered Persons and, except to the extent legally required or specifically authorized by an appropriate representative of the Company, should not be disclosed to persons inside or outside the Company who do not have a legitimate, work-related need to know such information. In addition, any confidentiality agreement entered into by a Covered Person with the Company or any of its subsidiaries shall be adhered to in accordance with its terms.

         VI. FAIR DEALING.

The Company adheres strictly to fair competition standards and antitrust laws, rules and regulations that are established by the laws in the jurisdictions in which it operates and the Company conducts its affairs with the highest moral, legal and ethical principles consistent with these laws. Covered Persons should act in accordance with these standards. Covered Persons are responsible for learning about potentially unlawful behavior in this and other areas to avoid taking actions that place either them or the Company at risk. Covered Persons are expected to win or award business based on excellence of service and competitive pricing, not through unethical or questionable business practices. We do not obtain market information through unlawful misrepresentation, theft or other illegal means.

         VII. PROTECTION AND PROPER USE OF COMPANY ASSETS.

Company assets should only be used for a legitimate business purpose. The misuse or removal from Company facilities of Company assets is prohibited, unless specifically authorized by an appropriate representative of the Company.

         VIII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

Covered Persons should use their best efforts to ensure that the Company is in compliance with all laws, rules and regulations of the jurisdictions in which the Company conducts its business. In this regard, the Company expects all Covered Persons to follow the spirit as well as the letter of the law. In addition, Covered Persons are expected to fully comply with the Company's Policy on the Prevention of Insider Trading and Misuse of Confidential Information.

         IX. PUBLIC FILINGS AND COMMUNICATIONS.

The Company's chief executive officer and chief financial officer are ultimately responsible for ensuring that the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("Commission") and other public communications made by the Company ("Reports") are prepared in accordance with applicable laws, including the rules and regulations promulgated by the Commission ("Applicable Laws"). However, to the extent requested to provide information to be included in, or to participate in the preparation of, Reports, Covered Persons, including the Company's principal accounting officer, are responsible for providing such information and in preparing such Reports in a manner that is in compliance with Applicable Laws. Covered Persons are expected to report concerns regarding questionable accounting or auditing matters.

         X. REPORTING VIOLATIONS.

The Company is committed to supporting Covered Persons in meeting the ethical standards of conduct set forth in this Code and expects all Covered Persons to uphold these standards.




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Covered Persons are encouraged to talk to supervisors, managers or the compliance officer when in doubt about the best course of action in a particular situation. If a Covered Person becomes aware of anything that occurs which could in any way be construed as a fraudulent or illegal act or otherwise in violation of this Code, the Covered Person is responsible for reporting such occurrence by contacting the compliance officer at the earliest possible time. If any such violation seems to involve the compliance officer, the matter should be reported to the Chairman of the Audit Committee or the Chairman of the Director Affairs and Compensation Committee, as appropriate.

Covered Persons are expected to cooperate in internal investigations of actual or apparent violations of this Code. To the fullest extent possible, efforts will be made to keep confidential the identity of any Covered Person who reports a violation. It is also the Company's policy to prohibit retaliation against Covered Persons who report actual or apparent violations of this Code in good faith. However, Covered Persons who have participated in the wrongdoing or knowingly or recklessly provided false information may be subject to corrective action, up to, and including, dismissal.

         XI. PENALTIES FOR VIOLATIONS.

Violations of this Code, failure to cooperate with an internal investigation of an actual or apparent violation of this Code or failure to comply with a request by the Company to cooperate with any investigation by any law enforcement or regulatory agency may constitute grounds for corrective action, up to, and including, immediate dismissal.

         XII. WAIVER.

Any waiver of the provisions of this Code for non-management directors of the Company may be made only by the Board of Directors or the Director Affairs and Compensation Committee of the Board of Directors. Any waiver of the provisions of this Code for officers of the Company may be made only by the Board of Directors or the Audit Committee of the Board of Directors. Any other waiver of the provisions of this Code may be made by the Company's chief executive officer, in consultation with the Company's compliance officer. Any waivers granted to directors or officers of the Company will be promptly disclosed to the Company's shareholders.

Dated and Effective:  November 10, 2003



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